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AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 18, 1998
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                         Date of Report November 18, 1998
                (Date of earliest event reported: November 17, 1998)

                                   VERIO INC.

             (Exact name of registrant as specified in its charter)

            Delaware                       0-24219                      84-1339720
(State or other jurisdiction of   (Commission File Number)   (IRS Employer Identification No.)
         incorporation)

    8005 South Chester Street, Suite 200, Englewood, Colorado      80112
           (Address of Principal Executive Offices)              (Zip Code)

                                 (303) 645-1900
              (Registrant's telephone number, including area code)

                                 Not applicable.
          (Former name or former address, if changed since last report)




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         ITEM 5.  OTHER EVENTS.

         On July 28, 1998, the Registrant, a wholly-owned subsidiary of the Registrant, and Best Internet Communications, Inc., a California corporation ("Best") d/b/a Hiway Technologies ("Hiway"), entered into an Agreement and Plan of Merger, pursuant to which the Registrant agreed to acquire Hiway. Hiway, a leading Web hosting company headquartered in Boca Raton, Florida, recently acquired Best, located in Mountain View, California, one of the largest business Internet providers in the Northern California area. Under the terms of the original merger agreement, the Registrant would have paid aggregate cash consideration of $101.0 million and issued 8.67 million fully diluted shares of the Registrant's common stock ("Common Stock") to Hiway's shareholders, option holders and warrant holders on a fixed exchange ratio basis that implied a total transaction value of approximately $330 million at that time. On November 17, 1998, the Registrant announced the execution of an amended and restated merger agreement (as so amended and restated, the "Merger Agreement"). Under the revised terms of the Merger Agreement, the cash portion of the consideration was increased to $176.0 million and the stock portion of the consideration was decreased to 4.92 million fully diluted shares of Common Stock. As a result, Hiway shareholders will receive approximately $4.90 in cash and .0875 shares of Common Stock in exchange for each outstanding share of Hiway stock (subject to adjustment to the extent that Hiway's fully diluted capitalization changes prior to closing). Each Hiway warrant and option which remains unexercised at the time of closing will be assumed by the Registrant and become a warrant or option to acquire approximately 0.3940 shares of Common Stock. Upon consummation of the Hiway acquisition, Hiway shareholders will own approximately 11.13% of the pro forma combined company on a fully diluted basis. The Board of Directors of the Registrant concluded that the terms of the revised Merger Agreement are more favorable to the Registrant and its stockholders than those of the original transaction. Hiway will be entitled to designate one member to serve on the Registrant's Board of Directors. The Registrant currently anticipates that the Hiway acquisition will be completed by the first week of 1999, subject to satisfaction of various closing conditions, which include Hiway shareholder approval. Shareholders of Hiway holding more than 50% of its outstanding shares have granted irrevocable proxies voting in favor of the Hiway acquisition. Approximately 60% of the shares of Common Stock issued in the Hiway acquisition will be subject to a six-month lock up.

         ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

         (c)  Exhibits.

         99(a) Press release issued by the Registrant dated November 17, 1998.




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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                     VERIO INC.

                                                By: /s/ Carla Hamre Donelson
                                                    ------------------------
                                                    Carla Hamre Donelson
                                                    Vice President, General
                                                    Counsel and Secretary

Dated:    November 18, 1998





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                                 Exhibit Index

Exhibit No.                       Description
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   99(a)                Press Release issued by the Registrant
                        dated November 17, 1998.